LETTER OF RESIGANTION FROM S.W. HATFIELD


S. W. HATFIELD, CPA
certified public accountants

Member:    American Institute of Certified Public Accountants
               SEC Practice Section
               Information Technology Section
           Texas Society of Certified Public Accountants

                                December 8, 2000


Board of Directos
Immulabs Corporation
  (formerly North American Resorts. Inc.)
2nd Floor - 827 West Pender Street
Vancouver BC V6C 3G8
CANADA

Gentlemen:

In conjuction with our annual client retention review, we wish to inform you that we respectfully decline reappointment as independent auditors for Immulabs Corporation (formerly North American Resorts, Inc.) (SEC File # 0- 26760, CIK # 1000686).

Further, by copy of this letter to the U.S. Securities and Exchange Commission, we hereby confirm that the client-auditor relationship between Immulabs Corporation (formerly North American Resorts, Inc.) (SEC File # 0- 26760, CIK # 1000686) and S.W. Hatfield, CPA has ceased.

Please provide us with a copy of the required Form 8-K filing, due to the U.S. Securities and Exchange Commission within five (5) working days of this letter, for our review and appropriate response in Exhibit 16.1 of said Form 8-K filing.

Yours truly,

/s/ S. W. Hatfield, CPA
- -----------------------
Scott W. Hatfield, CPA

cc:     Office of the Chief Accountant
        SECPS Letter File
        Securities and Exchange Commission

        Mail Stop 9-5
        450 Fifth Street, NW
        Washington, DC 20549


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